PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:

Ian Hoffman
Vice President, Marketing
1.256.730.2604
ian.hoffman@intergraph.com

Intergraph Announces Realignment of Global Operations from Four to Two Divisions

New Structure to Better Serve Customers and Leverage Company’s Full Spatial Information Management Capabilities

HUNTSVILLE, Ala., April 27, 2005 -- Intergraph Corporation (NASDAQ: INGR), a leading global provider of Spatial Information Management (SIM) software, today announced that, consistent with its Strategic Plan, the Company is realigning its organizational structure and streamlining its global operations from four to two divisions – Process, Power & Marine (PP&M) and the newly formed Security, Government & Infrastructure (SG&I).  Intergraph’s SG&I division will consist of core operations that previously existed in Intergraph Mapping and Geospatial Solutions, Intergraph Solutions Group and Intergraph Public Safety.  The organizational realignment is intended to: (1) improve the customer focus and responsiveness of the Company; (2) facilitate revenue growth by better leveraging the Company’s full range of technology and services; (3) enhance the Company’s development capabilities and ability to deliver innovative solutions to its target markets; and (4) reduce the overall cost structure of the Company.   The Company expects the organizational realignment process to be completed by the end of the second quarter of 2006.

Announced separately today, Intergraph reported first quarter 2005 financial results that exceeded guidance for both revenue and operating income.  For the first quarter ended March 31, 2005, the Company reported revenue of $136.5 million, an increase of 3.2% from the $132.3 million reported in the first quarter of 2004.  Operating income for the quarter was $5.9 million, or 4.3% of revenue, compared to $7.6 million, or 5.7% of revenue, reported in the first quarter of 2004.

“The organizational realignment will provide our Company with a stronger platform to drive future growth initiatives,” said Halsey Wise, Intergraph President & CEO.  “We believe our new organizational structure will allow us to build customer and shareholder value by more efficiently allocating people and resources to target specific markets where Intergraph has a clear, differentiated value proposition.  The realignment is the next step in the execution of our transformation effort outlined in our Strategic Plan.”

The organizational realignment will include several changes to Intergraph’s senior management team.  The Company has appointed Reid French, formerly Executive Vice President of Strategic Planning and Corporate Development, to the position of Chief Operating Officer of Intergraph Corporation.  Reporting to Mr. French, will be Gerhard Sallinger, President of Intergraph’s Process, Power & Marine (PP&M) division and Preetha Pulusani, formerly President of Intergraph Mapping and Geospatial Solutions.  Ms. Pulusani has been appointed President of Intergraph’s newly formed Security, Government & Infrastructure (SG&I) division.  Ben Eazzetta, formerly President of Intergraph Public Safety, will report to Ms. Pulusani and has been appointed to the position of Chief Operating Officer of Intergraph’s SG&I division.

Intergraph’s SG&I division will be comprised of five industry-focused business units, including Public Safety & Local Government, Federal Solutions, Military & Intelligence, Utilities & Communications, and Transportation & Commercial Photogrammetry.  In addition, the Company will be consolidating certain functions globally and across divisions, such as Human Resources, Marketing, Information Technology, and Finance & Accounting.

“Streamlining our business into two divisions is part of our effort to leverage more effectively our technology and to capitalize on the cross-selling opportunities that exist between our operations,” Mr. Wise added.  “We believe our new organizational structure will enhance our responsiveness to customer and market demands and increase our ability to deliver innovative solutions to the industries we serve.  These efforts, while difficult and challenging, will better position our Company for future growth.”

About Intergraph

Intergraph is a leading global provider of Spatial Information Management (SIM) software.  Governments and businesses in over 60 countries around the world rely on our spatial technology and services to support better and faster operational decisions.  Our commitment to the customers and markets we serve, history of innovation and proven solutions span 35 years.  Intergraph’s stock trades on the NASDAQ stock market under the symbol INGR and the Company can be found on the Web at www.intergraph.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the business outlook of Intergraph Corporation (the “Company”), financial guidance, including any projections about revenues, operating income levels, margins, market conditions, and the Company’s organizational realignment, and their anticipated impact on the Company and its vertical business segments or divisions; expectations regarding Intergraph’s intellectual property; expectations regarding future results and cash flows; settlement costs associated with the Company’s Accelerated Stock Buybacks; information regarding the development, timing of introduction, and performance of new products; the Company’s ability to win new orders and any statements of the plans, strategies, expectations and objectives of management for future operations. These forward-looking statements are subject to known and unknown risks and uncertainties (some of which are beyond the Company’s control) that could cause actual results to differ materially and adversely from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to attract or retain key personnel; potential adverse outcomes or rulings in our effort to protect our intellectual property, or other potential litigation or patent enforcement efforts; the ability, timing, and costs (including the calculation of success and other fees) to enforce and protect the Company’s intellectual property rights; potential adverse outcomes in our efforts to improve our operating performance (including uncertainties with respect to the timing and magnitude of any expected improvements); potential adverse outcomes or consequences associated with the Company’s organizational realignment; material changes with respect to our business, litigation, or the securities markets (including the market for Intergraph common stock and any adjustment relating to the Accelerated Stock Buyback); risks associated with doing business internationally (including foreign currency fluctuations); worldwide political and economic conditions and changes; increased competition; rapid technological change; unanticipated changes in customer requirements; the ability to access the technology necessary to compete in the markets served; risks associated with various ongoing litigation proceedings; and other risks detailed in our press releases or in our annual, quarterly, or other filings with the Securities and Exchange Commission.

Intergraph and the Intergraph logo are registered trademarks of Intergraph Corporation.  Other brands and product names are trademarks of their respective owners.